Exhibit 99.1

949 South Coast Drive, Third Floor

Costa Mesa, CA 92626

FOR IMMEDIATE RELEASE	Member FDIC
For more information contact	Equal Housing Lender
Nancy Gray, EVP & CFO, 714-438-2500	Barbara Palermo, EVP & IR, 714-438-2500

Pacific Mercantile Bancorp Reports First Quarter 2008 Operating Results

COSTA MESA, Calif., April 30, 2008 (BUSINESS WIRE) — Pacific Mercantile Bancorp (NASDAQ: PMBC) today reported its results of operations for the first quarter ended March 31, 2008.

Overview

During the first quarter ended March 31, 2008, the Company’s net income totaled $1.0 million, or $0.09 per diluted share, as compared to $1.6 million, or $0.15 per diluted share, in the same quarter of 2007, a decline of $594,000. This decline was primarily attributable to (i) an $887,000 decline in net interest income, (ii) a $775,000 increase in provision for loan losses, and (iii) a $595,000 increase in non-interest expense, partially offset by a $1.1 million gain on the sale of securities available for sale.

During the last twelve months, the Company continued to enhance shareholder value by:

•	declaring and paying our first cash dividend during the first quarter of 2008, in the amount of $0.10 per share, to reward our shareholders for their loyalty and support;

•	reducing our outstanding Federal Home Loan Bank borrowings by $16 million, or 7%; to $215 million at March 31, 2008, from $231 million at March 31, 2007;

•	improving the mix of our interest-earning assets, by increasing the volume of total loans outstanding by $58 million, or 8%, to $787 million at March 31, 2008, from $729 million at March 31, 2007; and

•	retiring $10 million of junior subordinated debentures in the third quarter of 2007.

“We recognize and thank our valued shareholders and customers who bank at Pacific Mercantile Bank, where quality banks,” stated Raymond E. Dellerba, the Company’s President and Chief Executive Officer.

Mr. Dellerba continued, “We believe that the Company experienced a good quarter as compared to peer, regional, and world banks. The management team navigated a course which steered us away from many of the problems facing banks today, with the foresight to exit the mortgage business in 2005, and the decision to curtail new construction lending in early 2007, in response to worsening trends in the real estate market. As a result, we were able to reduce our total construction loan portfolio at March 31, 2008 to $34 million, or 4.2% of total loans outstanding, as compared to $54 million, or 7.3%, at March 31, 2007. The Company was not altogether immune from the worsening economy, as it did experience some increase in problem assets beginning in the fourth quarter of 2007. However, that increase was relatively small when compared to increases in problem assets reported by many other banks. The Company continues to work diligently to capitalize on the current economic environment to strengthen and expand its good customer relationships in order to grow deposits and loans.”

PMBC Earnings Release

April 30, 2008

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Results of Operations

Net Interest Income. Net interest income, a primary measure of bank profitability, decreased in the first quarter of 2008 by $887,000, or 11%, to $6.9 million, from $7.8 million in the first quarter of the prior year, due to a decrease of $1.3 million, or 7.3%, in interest income, which more than offset a decrease in interest expense of $369,000, or 3.9%.

The decrease in interest income in the first quarter ended March 31, 2008, as compared to the same quarter in 2007, was due primarily to a 300 basis points decline in the prime rate since September 18, 2007, resulting primarily from decreases implemented by the Federal Reserve Board in the federal funds rate. The decrease in interest income was partially offset by a change in the mix of earning assets, as we increased higher yielding loans by $58 million during this year’s first quarter, as compared to the same quarter of 2007, funded in large part with the proceeds from a $46 million reduction in lower-yielding federal funds sold. The decrease in interest expense during the quarter ended March 31, 2008, as compared to the quarter ended March 31, 2007, was primarily attributable to a decrease in interest rates paid on interest bearing deposits, partially offset by increases in the volume of interest-bearing deposits.

Our net interest margin declined by 47 basis points to 2.60% in the three months ended March 31, 2008, from 3.07% in the same period of 2007, due primarily to the decline in prevailing market rates of interest.

“During the first quarter of 2008, our net interest margin continued to compress as the competition for deposits prevented us from reducing interest rates paid on deposits to match the decline in interest rates charged on loans that resulted from the decline in prevailing market rates of interest. Interest rates on loans declined primarily as a result of the Federal Reserve Board’s 300 basis point reduction in the federal funds rate, implemented over a relatively short period of time in response to the deteriorating economic conditions and the mortgage crisis,” said Nancy A. Gray, Executive Vice President and Chief Financial Officer.

Provision for Loan Losses. During the three months ended March 31, 2008, we made provisions for possible loan losses totaling $1.1 million, compared to $300,000 in the same three months of 2007, in response to: (i) a $2.7 million increase in non-performing loans during the first quarter of 2008 from the fourth quarter of 2007; (ii) an increase in net loan charge-offs, which required us to make provisions to replenish the allowance for loan losses; (iii) the growth of our loan portfolio; and (iv) a worsening of economic conditions, which increased the risks of loan defaults by borrowers. During the first quarter of 2008, net loan charge-offs totaled $540,000, as compared to $408,000 in the first quarter of 2007.

Non-interest Income. Non-interest income increased by $1.1 million, or 318%, to $1.5 million in the first quarter of 2008, from $353,000 for the same period in 2007, primarily as a result of a $1.1 million gain recognized, during the first quarter of 2008, on sales of securities available for sale. Those sales were made in response to the repositioning of our securities available for sale portfolio in the overall asset/liability management of the Bank.

Non-interest Expense. Non-interest expense increased by $595,000, or 12%, in the three months ended March 31, 2008, as compared to the same three months of 2007. That increase was, for the most part, attributable to an increase of $308,000 in compensation expense, due primarily to the addition of commercial loan officers during 2007, as part of our initiative to increase commercial loans and decrease real estate and

PMBC Earnings Release

April 30, 2008

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real estate construction loans, and a $303,000 increase in other non-interest expenses, consisting primarily of (i) a $123,000 increase in Federal Deposit Insurance assessments (that are paid by all federally insured banking institutions) resulting from the 2007 change in assessment formulas mandated by the Federal Deposit Insurance Reform Act of 2005, (ii) a $97,000 increase in professional fees, and (iii) recognition of $81,000 of expenses associated with acquisition and resale of other real estate owned. Due primarily to the increase in non-interest expense and the decline in total revenues (net interest income, plus non-interest income) in the three months ended March 31, 2008, our efficiency ratio (non-interest expense as a percentage of total revenues) increased to 68% in the first quarter of 2008, from 63% in the quarter ended March 31, 2007.

Provision for Income Taxes. Our effective tax rate for the three months ended March 31, 2008 decreased to 37% from 41% for the three months ended March 31, 2007, due in part to an increase in tax free investments during 2007 and the decline in pre-tax income in the three months ended March 31, 2008. As a result, the provision that we made for income taxes decreased by $542,000, or 48%, in the three months ended March 31, 2008, as compared to the three months ended March 31, 2007.

Balance Sheet Growth and Asset Quality

Loans and Assets. Loans (net of the allowance for loan losses) increased by $58 million, or 8%, to $787 million at March 31, 2008, from $729 million at March 31, 2007. We decreased federal funds sold by $46 million to $50 million at March 31, 2008, from $96 million at March 31, 2007. Securities available for sale decreased by $19 million to $225 million at March 31, 2008, from $244 million at March 31, 2007. The decreases in federal funds sold and in investments were substantially, but not fully, offset by the increase in loans outstanding. As a result, total assets decreased slightly, to $1.103 billion at March 31, 2008, from $1.105 billion one year earlier.

Deposits and Other Interest Bearing Liabilities. Deposits increased, growing by $19 million, or 3%, to $759 million at March 31, 2008, from $740 million at March 31, 2007, primarily as a result of (i) a $21 million, or 16% increase in savings and money market deposits, to $154 million at March 31, 2008, from $133 million at March 31, 2007 and (ii) a $24 million, or 6%, increase in time deposits to $418 million at Mach 31, 2008, from $395 million at March 31, 2007, which more than offset a 11.7% decrease in non-interest bearing deposits. As a result of these changes in the mix of deposits, at March 31, 2008, non-interest bearing deposits totaled 22.2%, and time deposits (in denominations both below and above $100,000) totaled 55.1%, of total deposits, as compared to 25.7% and 53.1%, respectively, of total deposits at March 31, 2007.

Non-Performing Loans and Allowance for Loan Losses. Due to worsening economic conditions and the mortgage crisis, loans that were 90 days past due or impaired totaled $11.9 million at March 31 2008, of which $10.7 million, or 1.4% of total loans outstanding at March 31, 2008, were classified as non-performing. By comparison, at March 31, 2007, loans that were 90 days past due or impaired totaled $4.4 million, all of which were classified as non-performing, and represented 0.6% of total loans outstanding at March 31, 2007. We had $3.3 million of restructured loans at March 31, 2008 and no restructured loans at March 31, 2007. Due to the additional provisions we made for possible loan losses subsequent to March 31, 2007, the allowance for loan losses totaled $6.7 million, or 0.84%, of loans outstanding, at March 31, 2008, as compared to $5.8 million and 0.79%, respectively, at March 31, 2007.

Ms. Gray commented, “At March 31, 2008 there were three single family residences and one interim construction loan on a condominium project, with carrying values totaling nearly $4.7 million, which were classified as other real estate owned. One of those single family residences was sold in April 2008 and another is in escrow with a closing anticipated by June 1, 2008.”

PMBC Earnings Release

April 30, 2008

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Cash Dividend and Share Repurchases. In the first quarter of 2008, the Board of Directors declared and the Company paid a one time cash dividend, in the amount of $0.10 per share, to our shareholders. The total dollar amount of that dividend was $1.049 million.

Pursuant to the Company’s previously announced stock repurchase program, during the three months ended March 31, 2008, the Company repurchased 4,900 shares of its common stock in open market transactions, for an aggregate purchase price of $43,743.

Capital and Capital Adequacy. At March 31, 2008, the Company’s total capital was $122.2 million, down from $126.0 million at March 31, 2007 as a result of the payoff of $10 million junior subordinated debentures in the third quarter of 2007 and the cash dividend paid to shareholders in this year’s first quarter. Notwithstanding that decrease, however, the Company continued to be classified as “well-capitalized” under applicable regulatory capital adequacy guidelines at March 31, 2008. The Company’s tangible book value per share increased to $9.36 at March 31, 2008, from $8.98 at March 31, 2007.

About Pacific Mercantile Bancorp

Pacific Mercantile Bancorp is the parent holding company of Pacific Mercantile Bank, which opened for business March 1, 1999. The Bank, which is an FDIC insured, California state-chartered bank and a member of the Federal Reserve System, provides a wide range of commercial banking services to businesses, business professionals and individual clients through its combination of traditional banking financial centers and comprehensive, sophisticated electronic banking services.

The Bank operates a total of eight financial centers in Southern California, four of which are located in Orange County, two of which are located in Los Angeles County, one of which is located in San Diego County and the other of which is located in the Inland Empire in San Bernardino County. The four Orange County financial centers are located, respectively, in the cities of Newport Beach, Costa Mesa (which is visible from the 405 and 73 Freeways), La Habra and San Juan Capistrano (which is our South County financial center that is visible from the Interstate 5 Freeway). Our two financial centers in Los Angeles County are located, respectively, in the cities of Beverly Hills and Long Beach. Our San Diego financial center is located in La Jolla and our Inland Empire financial center is located in the city of Ontario, visible from the Interstate 10 Freeway. In addition to the Bank’s physical locations, it offers comprehensive banking services over its Internet Bank, which is accessible 24/7 worldwide at www.pmbank.com.

Forward-Looking Statements

This news release contains statements regarding our expectations, beliefs, intentions and views about our future financial performance and trends in our business or markets, which are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Due to a number of risks and uncertainties to which our business is subject, our actual financial performance in the future may differ, possibly significantly, from our expected future financial performance as set forth in the forward-looking statements contained in this news release. These risks and uncertainties relate to such matters as, but are not limited to, the following:

•

Possible increases in competition from other financial institutions, which could prevent us from increasing our loan volume or require us to reduce the interest rates we are able to charge on the loans we make or to increase the interest rates we must offer in order to attract or retain deposits.

PMBC Earnings Release

April 30, 2008

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•

Adverse changes in local or national economic conditions, which could lead to a decline in loan volume or an increase in loan delinquencies that would result in declines in our net interest income and in our net income.

•

Changes in Federal Reserve Board monetary policies which directly affect prevailing market rates of interest and, therefore, could cause increases in our costs of funds and affect the willingness or ability of customers to borrow money, or decreases in interest rates we are able to charge on the loans we make, any of which could result in reductions in our net interest income and in our net income.

•

The risk that declines in real property values in Southern California will result in a deterioration in the performance of our loan portfolio, which could necessitate increases in the provisions we must make for possible loan losses, or would result in a reduction in loan demand, which would cause our net interest income and net income to decline.

•

The possible adverse impact on our operating results if we are unable to manage our growth or achieve profitability at new financial center locations, or if we are unable to successfully enter new markets or introduce new financial products or services that will gain market acceptance.

•	The risks that natural disasters, such as earthquakes or fires, which are not uncommon in Southern California, could adversely affect our operating results.

•	Our dependence on certain key officers for our future success, the loss of any of which could adversely affect our operating results.

•	Increased government regulation which could increase the costs of our operations or make us less competitive, particularly with financial service businesses which are not subject to bank regulations.

Certain of these, as well as other, risk factors and uncertainties are discussed in greater detail in the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2007, filed with the Securities and Exchange Commission. Readers of this news release are urged to read the discussion of those risks and uncertainties that are contained in that Annual Report and are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of the date of this news release. The Company disclaims any obligation to update forward-looking statements whether as a result of new information, future events or otherwise.

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PMBC Earnings Release

April 30, 2008

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share)

(Unaudited)

	Three Months Ended March 31,
	2008	2007	Percent Change
Total interest income	$15,904	$17,160	(7.3)%
Total interest expense	9,019	9,388	(3.9)%

Net interest income	6,885	7,772	(11.4)%
Provision for loan losses	1,075	300	258.3%

Net interest income after provision for loan losses	5,810	7,472	(22.2)%
Non-interest income
Service charges & fees on deposits	211	187	12.8%
Gain of sale of securities	1,080	—	N/M
Other non-interest income	183	166	10.2%

Total non-interest income	1,474	353	317.6%
Non-interest expense
Salaries & employee benefits	3,290	2,982	10.3%
Occupancy and equipment	966	982	(1.6)%
Other non-interest expense	1,440	1,137	26.7%

Total non-interest expense	5,696	5,101	11.7%

Income before income taxes	1,588	2,724	(41.7)%
Income tax expense	588	1,130	(48.0)%

Net Income	$1,000	$1,594	(37.3)%

Net income(loss) per share:
Basic	$0.10	$0.15
Diluted	$0.09	$0.15
Cash dividends per share	$0.10	$—
Weighted average shares outstanding (in thousands)
Basic	10,491	10,325
Diluted	10,676	10,717
Ratios from continuing operations(1)
ROA	0.37%	0.64%
ROE	4.08%	7.25%
Efficiency ratio	68.14%	62.94%
Net interest margin (1)	2.60%	3.07%

(1)	Ratios and net interest margin for the three months ended March 31, 2008 and 2007 have been annualized.

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PMBC Earnings Release

April 30, 2008

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in thousands, except share data)

(Unaudited)

	March 31,		Percent
	2008	2007	Increase/(Decrease)
ASSETS
Cash and due from banks	$16,243	$16,241	0.0%
Fed funds sold	50,160	96,300	(47.9)%
Interest bearing deposits	198	198	0.0%
Investments	225,344	244,069	(7.7)%
Loans (net of allowance of $6,661 and $5,821, respectively)	787,410	729,349	8.0%
Investment in unconsolidated trust subsidiaries	682	837	(18.5)%
Other assets	22,796	17,875	27.5%

Total Assets	$1,102,833	$1,104,869	(0.2)%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Non-interest bearing deposits	$168,230	$190,536	(11.7)%
Interest bearing deposits
Interest checking	17,885	22,006	(18.7)%
Savings/money market	154,350	133,043	16.0%
Certificates of deposit	418,280	394,603	6.0%

Total interest bearing deposits	590,515	549,652	7.4%

Total deposits	758,745	740,188	2.5%
Other borrowings	222,379	238,405	(6.7)%
Other liabilities	7,363	8,418	(12.5)%
Junior subordinated debentures	17,527	27,837	(37.0)%

Total liabilities	1,006,014	1,014,848	(0.9)%
Shareholders’ equity	96,819	90,021	7.6%

Total Liabilities and Shareholders’ Equity	$1,102,833	$1,104,869	(0.2)%

Tangible book value per share(1)	$9.36	$8.98

Shares outstanding	10,487,149	10,335,364

(1)	Excludes accumulated other comprehensive income/loss, which was included in shareholders’ equity.

Average Balances

	Year Ended March 31,
	2008	2007
	(In thousands)
Average gross loans*	$783,057	$742,140
Average earning assets	$1,063,057	$1,029,865
Average assets	$1,093,472	$1,057,669
Average equity	$98,196	$89,164
Average interest bearing deposits	$590,389	$547,537

*	Excludes loans held for sale and allowance for loan loss (ALL).

Credit Quality Data (Dollars in thousands)

	At March 31,
	2008	2007
Total non-performing assets	$15,383	$4,405
Total non-accruing loans	$10,734	$4,405
Other Real Estate Owned	$4,649	$—
90-day past due loans	$11,888	$4,405
Net charge-offs year-to-date	$540	$408
Allowance for loan losses	$6,661	$5,821
Allowance for loan losses/gross loans (excl. loans held for sale)	0.84%	0.79%
Allowance for loan losses/total assets	0.60%	0.53%

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